Exhibit 99.2

Q1-2007 Earnings Conference Call Transcript

May 10, 2007

2:00 pm Pacific Time

Operator:	Good evening. My name is Kashina and I will be your conference operator today. At this time I would like to welcome everyone to the Autobytel’s First Quarter Earnings Call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad.

If you would like to withdraw your question, press star then the number 2 on your telephone keypad. Thank you.

I would now like to turn the call over to Lawrence Brogan. Sir, please go ahead.

Lawrence Brogan:

Thank you, operator. I’m Lawrence Brogan, Vice President of Financial Planning and Analysis at Autobytel. And, welcome to everyone on the line. With us today are Jim Riesenbach, Autobytel’s President and Chief Executive Officer and Monty Houdeshell, the company’s Chief Financial Officer.

Before we begin I’d like to remind everyone that during today’s call, including the question and answer session, any projections or other forward-looking statements regarding the future events or the future financial performance of the company are all covered by the Safe Harbor Statement contained in our public filings with the SEC.

We caution that actual events or results may differ materially from those forward-looking statements. Specifically, we refer you to the company’s Form

10-K for the year ended December 31, 2006 which identifies the principal factors that could cause results to differ materially from those forward-looking statements.

Now, I’d like to turn the call over to Jim Riesenbach. Jim.

Jim Riesenbach:

Thanks, Lawrence. And, welcome to Autobytel’s 2007 First Quarter Earnings Conference Call. Before we start I’m going to ask you all to bear with me today as unfortunately, I seem to be losing my voice a bit. However, today I’ll give you a brief introduction before turning the call over to Monty for review of our Q1 financials. Then I’ll come back to discuss why we’re so excited about the future for Autobytel. As always we’ll close the call with your questions.

We had a solid start to the year. There were several significant items which impacted our first quarter. Monty will address these in detail shortly. Although I’m pleased with the progress achieved during the first quarter and in the year since I joined Autobytel, there’s still much work to do to return the company to a sustained pattern of growth and profitability.

As we move toward our goal of becoming the leading online automotive experience and destination for consumers through our new MyRide.com Web site and the premier online marketing partner for dealers and manufacturers, we’ll do so with a trained eye on cost management and prudent financial decision making.

I think it’s important to review our results in progress and the context of how we look at our business internally. With respect to ongoing operations such as lead generation and CRM, we’re seeking moderate revenue growth bolstered by ongoing expense management and enhanced operating efficiencies across our business.

At the same time we’re working hard to drive the company forward through new high opportunity and high growth investment areas that we believe will provide us with strong returns on our invested capital.

There were several areas of financial improvement during the first quarter that I’d like to highlight. First, as I mentioned we returned to sequential revenue growth after several quarters of decline primarily driven by gain and lead fees. On our last call I mentioned some of the deliberate actions that had been taken to improve the quality of leads we provide to our dealers which sometimes negatively impact total lead volume.

This strategy which we believe has been successful in reestablishing our marketplace credibility and integrity is vitally important to maintaining and growing our dealer network. A strong, large dealer network is key to our ability to introduce and maintain new products and revenue streams.

Second, advertising revenue grew 25% year over year as we significantly improved our ability to optimize our available ad inventory, pricing and Web pages. As you know, automotive marketers want to move more of their media dollars online but have not been able to ramp their spending as quickly as they’d like because of limited availability of ad inventory across the industry.

We believe that MyRide will provide a great place for those marketing dollars. In fact, on a recent trip to Detroit to meet with several major manufacturers, I heard repeatedly from senior level executives that there are significant untapped advertising dollars available to companies like Autobytel that can develop unique programs that help them achieve their goals.

Although most of our growth opportunity lies ahead, I’m pleased that MyRide.com will launch with over 30 auto manufacturer brands and advertisers as well as with a growing number of local dealer advertisers.

Third, our total cost declined on a year over year basis. Going forward we’ll be identifying additional business process and infrastructure improvements to help drive further efficiency gains. Importantly, over the last year we’ve gained significant insights about our cost structure and knowledge about how and where spending levels can be improved over time.

However, as anticipated we do expect to see some increased spending beginning the second quarter, specifically related to the launch of MyRide.com.

With that brief introduction, I’ll now turn the call over to Monty, our new Chief Financial Officer, who you met briefly on our last conference call. He’s going to give you a detailed financial re-cap of our first quarter results. Then I’ll come back to talk about our plans for the future and we’ll both be available to answer questions. Monty.

Monty Houdeshell:

Excuse me. Thank you, Jim. It’s great to be participating today on my first call as Autobytel’s new CFO. In the few months that I’ve been aboard, I’ve been impressed by the commitment of the team and the excitement in the hallways about the company’s transformation.

Before I review our financials, I’d like to take you through some significant items that impacted our first quarter results. First, as you are aware, in March we received a $12 million payment from Dealix Corporation related to a settlement agreement in conjunction with our patent infringement lawsuit. In addition to that payment we will receive an additional $8 million through 2010 or approximately $2.7 million annually.

During the first quarter, we recorded $9.9 million related to the patent settlement as a reduction to costs and expenses. As a result, both operating income and net income for the quarter include this $9.9 million. Additional royalty revenue and interest income related to this settlement will be recognized over future periods.

Second, we also recorded a gain related to our January sale of Autobytel’s AIC business. As we discussed last quarter, for purposes of our financial reporting AIC revenues and expenses have been excluded from our reported operating revenues and expenses and the $2.2 million in income attributable to AIC has been reported as income from discontinued operations, including the gain on sale.

As a result, net income for the quarter also includes this $2.2 million of income. Next, we accrued $1 million for the tentative settlement of the previously disclosed Stoneage pending litigation matter. This expense is reflected in general and administrative expense, and as a result it’s also included in our operating income.

With that out of the way, let’s get to the quarterly results.

Revenue for the quarter ended March 31, 2007 amounted to $28.4 million, which was flat compared with the prior year period, but up approximately 6% on a sequential basis. As Jim mentioned this sequential growth resulted from a 13% increase in lead fees, including approximately $1.1million from the recognition of previously deferred revenue related to a multiple element, lead referral arrangement with an OEM customer.

Our revenue mix for the fist quarter of 2007 was 61% leads, 17% advertising and 22% CRM and other. This compares with 64% leads, 13% advertising and 23% CRM and other in the year ago period. Most noteworthy was the increase in the proportion of revenue from advertising resulting from the 25% increase in ad revenue year over year.

Revenue per thousand page views, or RPM, was $40.40 in Q1 2007 compared to $43.77 in Q4 2006 and $27.45 in the year ago period.

Also, as Jim mentioned, lead revenue increased this quarter on a sequential basis but volumes remain below historical first quarter levels. However, finance leads strength along with continued increases in our dealer network for the fourth consecutive quarter led to a sequential increase in lead volume and revenue coming off of a traditionally slower fourth quarter

We continue to implement our strategy of improving lead quality by eliminating less reliable lead sources, expanding our relationships with top quality providers and focusing on organic lead growth.

Average revenue per purchase request was $20.30 for the 2007 first quarter compared with $17.61 for the 2006 first quarter and $19.92 for the 2006 fourth quarter.

During the quarter we delivered approximately 699,000 purchase requests compared with 880,000 the prior year first quarter and 626,000 in the 2006 fourth quarter.

In the first quarter of 2007, approximately 65% of our purchase requests were delivered to retail dealers and the remaining 35% to enterprise dealers and OEMs. In the first quarter of 2006 we delivered 57% to retail dealers.

We continue to see growth in our finance leads as we delivered approximately 199,000 finance requests in the first quarter of 2007 compared with approximately 185,000 in the year ago quarter and 179,000 in the fourth quarter of 2006.

Average revenue per finance lead in the first quarter of 2007 was $15.30 versus $13.38 in the first quarter of 2006 and $15.68 in the fourth quarter of 2006. I’d like to mention here that so far we have not seen any negative impact from the recent challenges in the subprime housing lending market.

The subprime automotive market went through a similar downturn several years ago but has stabilized in the time since. Although we are not making a projection here, it is just as possible that current subprime mortgage woes could have a positive impact on our finance referral business.

At the end of the 2007 first quarter we had approximately 2,640 new car lead referral dealerships relatively flat to the prior sequential quarter and up from the 2,590 at the end of the same quarter last year.

The company’s used car lead referral dealerships totaled approximately 1,640 at March 31, 2007, also, relatively flat to the prior sequential quarter and up from approximately 1,550 at the end of the same quarter last year.

Now I’ll discuss our expenses, which as Jim mentioned, were reduced from the prior year. Cost of revenues which includes traffic acquisition costs, or TAC, totaled $13.3 million or 47% of revenue in the 2007 first quarter. This compares with $14.7 million or 52% of 2006 first quarter revenue and $12.4 million or 46% of revenue in the 2006 fourth quarter.

Operating expenses for the 2007 first quarter excluding the patent gain were $21.8 million. Excluding the patent gain and the $1 million accrued for the tentative legal settlement, operating expenses declined 8% from the 2006 first quarter.

Operating costs were down from the year ago first quarter largely as a result of the reduction and patent infringement litigation expenses as well as reductions in other professional, consulting and accounting fees. We do not expect to incur additional costs related to the settlement agreement with Dealix. However, we continue to believe that there’s significant value in our intellectual property and we are currently reviewing our options and planning how best to proceed with respect to our IP strategy.

This all brings us to operating income of $3.1 million in the 2007 first quarter versus an operating loss of $9.1 million in the year ago quarter and an operating loss of $8 million in the 2006 fourth quarter.

Income from continuing operations was $3.4 million or 8 cents per fully diluted share. This compares with a loss from continuing operations of $8.6 million or 20 cents per share in the 2006 first quarter.

Net income in the first quarter of 2007, including the patent settlement gain and the $2.2 million related to our AIC business, was $5.6 million or 13 cents per fully diluted share versus a net loss of $8.5 million or 20 cents per share in the prior year quarter.

Non-cash share based compensation expense in the first quarter of 2007 was $1.5 million compared to $1.3 million in the first quarter of 2006.

In our last conference call we mentioned that our expenditures in 2007 around the development of MyRide.com would be in the $5 million to $7 million range with a significant portion of these expenditures occurring in the first quarter. As anticipated, we incurred about $4.3 million in capital expenditures related to the development of the new Web site in the first quarter of 2007.

At the same time we also estimated that launch and marketing costs related to MyRide.com would also be in the $5 million to $7 million range and would be incurred over the last three quarters of the year.

Moving on to our balance sheet, as of March 31, 2007 we had domestic and restricted international cash, cash equivalents and short-term investments of $28.1 million, up slightly from $26.1 million at December 31, 2006.

We’ve been very disciplined in our balance sheet and cash management activities and believe our current position, our ability to drive value from our non-core businesses and our access to capital markets will provide sufficient funds to continue the implementation of our growth strategies and reach our goal of profitability before the end of 2008.

Now, I’d like to turn the call back to Jim for an update on some of our most important strategic initiatives. Jim?

Jim Riesenbach:

Thanks, Monty. I started today’s call by saying that we’re pleased with the progress being made toward achieving our long-term goals and important signs of improvement are becoming evident. In the year since I joined the company, we’ve invested a great deal of time laying the proper foundation for what I believe is the right long-term direction for Autobytel.

As I discussed on our last call, 2006 was a year of resetting our go-forward strategy, to take advantage of clear marketplace opportunities, better defining our core mission and moving away from areas less clear to our long-term goals.

It was also a year of building the right leadership and operating team to get us there. The dramatic change in our team has given us management depth unprecedented in the company’s history. Our approach of combining new senior managers from a variety of consumer web and media oriented background, along with the many existing talented employees who have deep, automotive market experience, has created a new way of thinking about and innovating in our business.

While some of the decisions we have made over the last year have been difficult, they were necessary and have enabled us to focus on what is fundamentally important to the future of Autobytel. The result has been a strong and focused company-wide commitment to a media centric model that leverages our core competencies and should allow us to capture significant opportunities in the online automotive advertising market.

I’m happy to say that our new strategy is taking great shape. There is considerable excitement among the Autobytel team about our forthcoming MyRide.com launch and our prospects for the long term.

While 2006 was a year of foundation building, 2007 is the next step in our forward trajectory. It will be our year of major transformation. Following the launch and throughout the remainder of this year, we expect to introduce innovative new products and bring them to market, enhance our market position and create a scalable infrastructure that should allow us to grow while carefully managing costs.

We expect the result to be improved financial performance and a clear path to profitability. In fact, we’ve recently gone through considerable effort and analysis to develop and set a number of longer term growth objectives that we believe are within our reach over the next three to five years. During that time – and I caution you, these are goals and not formal financial guidance or targets. But, during that time we believe that revenue can reach the $250 million to $300 million level with operating margins in the 15% to 20% range.

I’d like to explain how we’re going to get there. First and foremost, we made the decision to transition to a media centric business model. This should allow us to leverage what is a large and growing automotive marketing opportunity and also give us the ability to generate higher margin advertising revenue in—and enhanced organic lead flow.

The main conduit for this transformation is My Ride, our unique and innovative new automotive Web site and brand. In addition to MyRide however, we have several initiatives underway to help place us on the path to profitability.

First, as you know, we’ve shifted our focus and resources around our core competencies. We sold the AIC data business earlier this year and are continuing with the previously announced strategic review of our RPM retention performance marketing business.

We believe there’s considerable value to be unlocked in our non-core assets, especially those that are unlikely to be part of our long-term opportunities in their current state.

Next, we’re continuing to enhance our technology infrastructure to support the company’s growth and to improve operating efficiencies. For example, MyRide was built on a new world-class Web platform which should allow it to drive continued innovation and quickly capture market opportunities as they emerge. For example, one such opportunity comes by way of our new lead serving technologies that we believe will enhance revenue and consumer value by allowing us to deliver consumer leads to multiple dealers simultaneously.

Another comes from our ability to integrate multiple state-of-the-art search technologies to create what we believe will be the first automotive search experience in the industry capturing a share of the huge and continued growth in consumer search usage and related revenues.

At the same time, we’ll be working to strengthen our auto dealer relationships, a key to our future growth prospects and our ability to introduce new revenue streams.

In recent years, market strength has become significantly more concentrated among the top 50 dealer groups and we’ve placed an emphasis on building corporate level relationships with the largest groups in the business. Companies such as AutoNation, Asbury, Sonic and Lithia. In fact, we now have relationships in place with eight of the top ten dealer groups in the U.S.

And, over the last several months we’ve made some great progress on this front, including national marketing agreements with Potamkin Automotive with 44 franchises, The Luther Automotive Group which has 55 franchises and our most recent agreement with Wilson Automotive Group which is the nation’s thirteenth largest dealer group.

Now as for MyRide, I know you’re looking forward to the launch as much as we are. The site is currently in its final testing and quality assurance phase. We expect a small beta site launch shortly and our public launch in June.

We’ve spent a great amount of time discussing MyRide last quarter. So, I’d like to close with a brief recap of a few of the more salient points. Traditionally, auto Web sites have been primarily focused on driving consumers through what we call the buying funnel with less consideration for how it impacts the overall consumer appearance and limiting consumers’ exposure to the broad range of content that’s available on the Web today. What we call the “walled garden” approach.

At the same time we believe there’s an as of yet unmet consumer need for better search in high-involvement categories like automotive. What we call “vertical” search. Traditional search engines are often overwhelming to consumers because they limit their ability to manage, prioritize and sort through the vast number of search results, sometimes in the millions of results on a specific query.

MyRide.com marries the best of both worlds by meeting consumers’ needs through a comprehensive and objective search oriented Web experience that provides for everything automotive in an easy to use, fun and intuitive package.

MyRide was built with more than a decade of consumer, Internet behavior research under our belts. The site which utilizes our new, powerful and flexible publishing platform will focus on the complete automotive purchase and ownership lifecycle. MyRide.com will include a combination of original and partnered editorial and multimedia content as well as the industry’s first automotive vertical search experience and next generation social networking capabilities.

Our overriding goal is to provide a user experience that is second to none by giving consumers everything they need without the frustration and complexity currently associated with many of today’s existing automotive Web sites.

MyRide will be rounded out with an integrated automotive parts and accessory search provided through a new agreement with Amazon.com. MyRide is also important in that it should allow us to generate increased ad revenue by providing automotive marketers from manufacturers to regional dealer associations to local dealers to local service and parts providers with an expanded and more efficient way to reach the millions of car buyers and enthusiasts who utilize the power of the Internet for research and purchase information.

We expect MyRide to help diversify our base of automotive advertisers by providing with them with a variety of online marketing tools, including CPM based advertising, CPC and CPA solutions and a new pay-per-call model.

While automakers have traditionally spent their online marketing dollars on banner advertisements and other branding initiatives, the regional dealer networks and local dealers are increasingly moving their marketing spending online and are looking for creative ways to generate consumer activity and a positive return on their investment.

As I mentioned earlier, we expect to launch MyRide with over 30 manufactured brands as advertisers as well as with a number of local dealers from our dealer network.

The last opportunity I’ll mention today is particularly exciting and revolves around the largely untapped, used car market that exists for Autobytel today. Currently, only 10% of our leads are generated through used car purchase requests and our used car inventory is roughly half a million cars. This is in stark comparison to current market trends which show that the Internet is becoming an ever-growing medium for used car purposes.

In fact, an executive at one of the largest dealer groups in the country recently told me that today more than 1/3 of consumers who visit their stores intending to buy a new car, end up ultimately buying a used or certified pre-owned car. And, according to recently published data, the number of buyers who located their used vehicle online has doubled in the last five years, while a record 59% of used vehicle buyers now use the Internet while shopping.

Meanwhile, in 2008 online media is projected to become the number one expenditure for used car marketers surpassing newspapers for the first time.

MyRide will feature the Internet’s largest base of used car listings with 3.5 million to 4 million listings available to consumers in an easy to use interface. The program will offer powerful marketing advantages for our participating dealers as well, including, in the near future an integrated performance based pay-per-call model, dealer specific inventory display and sophisticated ad display and placement tools. We believe this used car opportunity will, over time, create a significant new revenue stream and growth engine for Autobytel.

With so much discussion surrounding consumers, auto dealers, and manufacturers, as well as the revenue opportunities inherent in MyRide, much of our success will depend upon a successful, efficient launch and marketing plan. So, to begin with, our plan will utilize many marketing elements that are readily available to us to generate initial awareness and buzz.

Our existing Web sites and audiences, which represent more than 2 million unique visitors monthly, will be a primary path to introducing MyRide to consumers. Additionally, we will be using our existing consumer database to reach out and market to many millions of consumers. We’ll focus our significant search engine marketing and optimization efforts on initiating trial and consumer usage of MyRide.

Further, we’re retaining a world-class, interactive advertising agency to assist us with brand development, creative strategy and execution, online and offline media buying and a variety of in-market events in cities around the country. And, we’ll also be using MyRide’s new social networking capabilities to generate extensive buzz, word of mouth, and consumer traffic to MyRide. Ultimately, we’re confident that this multifaceted marketing approach will induce many consumers to test drive MyRide.com and help establish it as a leading brand as 2007 unfolds and beyond.

MyRide is an exciting new venture for us and one that we believe will be a game changer for Autobytel. We’re bullish on the opportunities it opens for us, particularly as we place a relentless focus on those few areas that we believe will be core to our long-term success and our path to sustained probability.

That said our transformation will not happen overnight. It will take persistence, smart marketing decisions, excellent execution and patience. Based on years of experience launching new Web sites, I know that to do this right; we need to do it step-by-step with discipline, analytics and control. Do I think we’ll be successful? Absolutely.

So, thank you again for joining us today. And with that I’d now like to open the call to your questions. Operator.

Operator:	At this time I would like to remind everyone if you would like to ask a question, please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

One moment for your first question. One moment please for your first question.

Your first question comes from the line of Jeff Markley with Helios Partners.

Jeff Markley:	Hi guys, how are you doing?

Jim Riesenbach:	Hey, how are you, Jeff?

Jeff Markley:

Pretty good, thanks. It sounds like we have some exciting events hopefully, to look forward to in the next couple of months. And, one of the questions I had and now that we have the MyRide launch so close coming in June, what type of investor relations efforts are taking place in order to get this story out to new potential investors?

Jim Riesenbach:

That’s a great question, Jeff, and thanks for asking. And, basically we believe that this is the right time for us to really get out and tell our story more in the market – one thing that we wanted to do was to get Monty fully on board as our CFO, and Monty and I and our teams have been spending considerable amount of time recently, really working through what we believe this year and the next few years can and should look like for the business.

And, like I said, we’re not making formal projections but, we think that we have a good point of view as to where this business can go and we think it’s a great time for us to get out and talk about MyRide and what it’s going to do but also what we think this business can look like. So, we will be out actually on the road in the near future meeting with a number of investors and making ourselves available to talk to investors so they can hear the story and understand where we believe we’re going in the long run.

Jeff Markley:	Are you guys going to be attending any conferences in the near future?

Jim Riesenbach:	We don’t have anything formally on the schedule at this point but we’re going to be more open to that as time goes on now that we feel a little bit better about our planning.

Jeff Markley:

Now as far as sell side analysts go, I know one sell side analyst currently follows the stock. Have you guys had any success in reaching out to the sell side community in an effort to maybe get more coverage?

Monty Houdeshell:

You know, the company has not been proactive in its investor relations posture in the past, but as we step up that activity we expect to be reaching out to a variety of sell side analysts and telling our story and I would hope and expect that there would be some interest there as we do that.

Jeff Markley:

Okay. Now, I think—another thing, and we’re very happy to see both of you buy shares in the open market. Y’know you both are to be commended for that. Do you think there’s any chance that any other directors may emulate your example?

Monty Houdeshell:	We can’t speak for anybody else in their decision to buy shares.

Jeff Markley:	Okay well, it’d be obviously nice to see.

I guess, finally, you know, yesterday there was a very interesting collaboration agreement that was announced between Microsoft and Career Builder in which Microsoft also said they were buying a minority stake in Career Builder. And, this isn’t the first time we’ve seen deals like this. There have been similar deals like this before. You know, both in the auto industry, in the job search industry and the real estate markets. They are all very popular on the Internet and they attract a lot of consumers looking for information and help.

With the launch of MyRide coming up, are we to expect that Autobytel would want to enter a collaboration with a larger Internet company, say a Google or an AOL or a Microsoft where in the arrangement the partner would also possibly take an equity stake in Autobytel?

Jim Riesenbach:

Well, of course, Jeff it’s very hard for me to predict what’s going to happen and even if we knew we wouldn’t be in a position to talk about it today, however, what I can say is that, you know, many of you are familiar with my background and some of the backgrounds of others that have come on board here. We’ve been around the business, we know everybody in the business of all of the major companies out there. And, you know, we have regular conversations with everybody out there. We’re looking for the opportunities that are going to best, in the long-run, serve the interest of our shareholders.

And, so there may be some opportunities. You know, we already entered an agreement with AOL late last year and we continue to talk to many other players but there’s nothing imminent that we’re in a position to talk about today.

Jeff Markley:	Okay. Well, thanks a lot guys. And, looking forward to the launch of MyRide and hopefully we’ll see you guys soon.

Jim Riesenbach:	Thank you, Jeff.

Jeff Markley:	Take care.

Operator:	Okay and as a reminder in order to ask a question, please press star 1 on your telephone keypad. Your next question comes from the line of Jackie Spring with Thomas Weisel Partners.

Jackie Spring:

Hi. Thank you. I have a couple quick questions. One was on the advertising. There was some strong growth there. comScore is actually reporting that your page views were down double-digits in the quarter. So, I’m wondering if you have any sort of internal logs that have different data or whether there was a sell- through increase there? And, then you gave your penetration rates, or levels among the top ten dealers, would you be willing to give that for the top 50 dealer groups?

Jim Riesenbach:

Well, thank you, Jackie. So, to your first question, basically, you know, as I said, I’ve been around and we’re very familiar with comScore and we know a lot of people there. We look at the comScore data, you know, we of course, are much more reliant on our internal metrics, the metrics are really what we see on our site and in actual activity. And, we did not see the same kind of trend that you’ve seen and quite frankly, occasionally there are anomalies in the way that page views are tracked by third-party providers that are doing, you know, small sample sizes. So, we did not see a significant decline quarter to quarter in page views.

Having said that, I think if you look at our advertising business and the fact that we did have strong year to year growth a lot of that is, you know, is tied up in the fact that we’ve been utilizing our site much more efficiently, you know, and using the actual page views that we do have to maximize the value of those page views to generate advertising.

In the long run we think that our major upside on advertising will come over time with the launch of MyRide.com. Now to your other question, remind me of the other question again, I’m sorry.

Jackie Spring:

Yeah, You had said that you guys have relationships with eight of the top ten dealer groups and said that the top 50 groups are pretty key and I’m wondering how many of those you currently have relationships with.

Jim Riesenbach:	Well, we’re looking at that right now.

We’ve been very, very focused on the top 50 and we’re getting increased penetration. The interesting thing is that it’s very easy to look at the top ten because they’re primarily public companies and we’re able to – and there’s a number of reports who show who the top ten dealer groups are. Once you get beyond the top ten there’s about a dozen different reports that show different dealership groups as being in the top 50—and so, it’s hard for us to really talk in specifics here. What I would say is that – as I mentioned in the comments before – we are making a lot of progress against the largest dealer groups and we’re focusing from the top down.

We’re now focused on penetrating much more deeply into the top 20 and then over time we’ll extend more deeply into the top 50. But, the thing to keep in mind is that as you get into, you know, the lower end of that 50, some of those dealership don’t operate on a centralized basis in which they’re willing to do a corporate level type of arrangement like we’re reaching with some of these bigger companies. So, they don’t necessarily have the corporate staff to support working with a company like us and they leave it up to the individual dealers.

So, we actually deal with probably all of the top 50 but, where we have the bigger corporate deals is really a different question.

Jackie Spring:	Okay. Thanks. And, then, on the AOL relationship that you have, have you seen any sort of impact to your lead business from that yet?

Jim Riesenbach:

Well, the AOL deal launched in the first quarter and basically we expected that we probably wouldn’t see significant impact immediately because AOL went through a complete redesign and re-launch of their automotive channel and experience, and typically when you go through that type of change, some of the numbers, you know, may not be what they originally were. And, in fact I think that their auto leads have been slightly down from what they were before they went through the change and then they worked to optimize it.

In general, I’d say we’re off to a moderate start with them and we expect that over time it’s going to be more significant but, given our overall volume of leads there’s no single source that is going to be, you know, that significant.

What we try to do is have a diversified mix for multiple sources, plus our own organic leads which allows us to basically, you know, keep a much stronger market position.

Jackie Spring:	Okay. And, then on the patent settlement, the remaining—I guess $3 million and then $8 million, do you have any sense of how that’s going to be allocated over the next couple of years?

Monty Houdeshell:

It will be - the value of the license will be amortized over the remaining life of the patent which is about another twelve years and that would – and the payments which we receive over three years will be discounted so that there will be some interest income and a licensee revenue. Interest income will go next three years and then license fee revenue over the next twelve years.

Jackie Spring:	Okay. And, then just my last question. I know this is a goal that you had stated but I think I missed the time frame for the $250 million to $300 million?

Jim Riesenbach:	In three to five years.

Jackie Spring:	Okay. Thank you.

Operator:	There are no further questions at this time. Will there be any closing remarks?

Jim Riesenbach:

No. Thank you, Operator. And, thank you all again for joining us today and thanking you for bearing with my weak voice here. We appreciate your patience and support and stay tuned, we promise to keep you fully apprized of our progress along the way. Thank you again.

Operator:	This concludes today’s Autobytel’s First Quarter Earnings Conference Call. You may now disconnect.